Exhibit 99.1

USANA Health Sciences Reports Second Quarter Financial Results

  Second quarter net sales were $257.1 million, a decrease of 0.6% year-over-year, but up 2.3% in constant currency
  Number of active Customers1 at quarter end increased 1.8% to 567,000
  Second quarter EPS of $0.93, or $0.98 excluding incremental expense related to the Company’s internal investigation of its China operations disclosed in February 2017
  Company revises 2017 Outlook
  Share repurchase authorization increased to $100 million

SALT LAKE CITY--(BUSINESS WIRE)--July 25, 2017--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal second quarter ended July 1, 2017.

Financial Performance

For the second quarter of 2017, net sales were $257.1 million compared with $258.5 million in the prior-year period. On a constant currency basis, net sales increased by 2.3% for the second quarter of 2017. A stronger U.S. dollar negatively impacted net sales by $7.4 million for the quarter with $5.7 million of this amount attributable to mainland China. The total number of active Customers increased by 1.8% year-over-year.

Net earnings for the second quarter were $23.3 million compared with $25.8 million during the prior-year period, a decrease of 9.7 percent. Higher SG&A and Associate Incentives expense negatively impacted net earnings during the quarter. These were partially offset by improved gross margins, which benefitted from changes in currency and annual price adjustments, as well as a lower effective tax rate.

Earnings per diluted share for the second quarter were $0.93 compared with $1.03 in the prior year period, a decrease of 9.7 percent. The expense related to the Company’s internal investigation into its China operations, which was disclosed in February 2017, negatively impacted earnings per diluted share by approximately $0.05. Additionally, changes in currency negatively impacted earnings per diluted share by approximately $0.03. Weighted average diluted shares outstanding were 25.0 million for the second quarter of 2017, compared with 24.9 million in the prior-year period. The Company did not repurchase any shares during the quarter and finished the quarter with $229.4 million in cash and cash equivalents and no debt.

“Our second quarter revenue was essentially flat with the year-ago period, which represented the highest quarterly sales in the Company’s history,” said Kevin Guest, Chief Executive Officer. “In addition to the tough comparable, sales were softer than expected this quarter in several of our regions due to slower momentum and customer growth in the business. Supplier challenges with our MySmart foods line also negatively impacted our top-line results for the quarter. To counter these issues, we offered a successful short term promotion in China during the quarter and plan to offer additional promotions in several of our markets during the second half of the year. These promotions are designed to generate additional momentum and help grow the base of consumers using USANA’s best-in-class products.”

Regional Results

Net sales in the Asia Pacific region increased by 2.6% to $199.3 million (up 5.9% on a constant currency basis), despite a negative $6.4 million impact from the strengthening of the U.S. dollar. Within Asia Pacific, net sales:

  Increased 3.7% in Greater China (up 7.6% on a constant currency basis);
  Decreased 4.8% in the Southeast Asia Pacific region (down 1.7% on a constant currency basis) largely due to softer sales in the Philippines; and
  Increased 23.9% in North Asia (up 20.8% on a constant currency basis).

Sales growth in Greater China was primarily driven by 9.3% active Customer growth in Mainland China, while sales growth in North Asia resulted from 20.8% active Customer growth in South Korea. The total number of active Customers in the Asia Pacific region increased by 5.8% year-over-year.

Net sales in the Americas and Europe region decreased by 10.2% to $57.7 million, largely due to an 8.2% decrease in active Customers. A stronger U.S. dollar negatively impacted top-line results in this region by approximately $1.0 million.

“The Americas and Europe region continues to present a challenge for USANA, notwithstanding our team’s continued efforts to generate growth,” continued Mr. Guest. “Our strategies for this region in the short-term include market-specific promotions during the back half of the year, as well as other initiatives to generate momentum that will be announced in August at our 25th Anniversary International Convention in Salt Lake City. Additional longer-term growth strategies will become available to us in 2018 as we further enhance our worldwide IT systems. Our team remains confident that we can generate growth in the Americas and Europe.”

Preferred Customer Invitation Plan

During the quarter, the Company continued to evaluate offering its Preferred Customer Invitation Plan in additional markets around the world. Under this plan, the Company invites active Associates, who meet certain criteria, to become Preferred Customers.

Outlook

The Company is updating its consolidated net sales and earnings per share outlook for 2017 as follows:

  Consolidated net sales between $1.015 billion and $1.030 billion (previously $1.04 billion and $1.07 billion); and
  Earnings per share between $3.50 and $3.70 (previously $3.80 and $4.10).

The Company’s outlook reflects:

  A continued negative impact from currency fluctuations, which the Company currently estimates will reduce net sales by approximately $22 million for the full-year;
  An operating margin of approximately 13%, which includes continued investments in the business;
  An effective tax rate of 33.7%, which excludes any prospective impact from excess tax benefits; and
  A diluted share count of approximately 25 million.

Chief Financial Officer Doug Hekking commented, “We are updating our annual guidance to reflect our second quarter results, the current momentum in the business and our plans for the back half of the year. We continue to be confident in the Company’s long-term growth trajectory.”

Increased Share Repurchase Authorization

The Board of Directors has authorized up to $100 million in funding for share repurchases by the Company of its outstanding common stock. This authorization is inclusive of the $35.4 million that was remaining under the prior authorization as of the end of the second quarter. Repurchases may be made from time to time, in the open market, through block trades or otherwise. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors. Additional share repurchases would represent upside to the revised EPS outlook the Company issued today.

Internal Investigation of China Operations

As the Company first disclosed in February 2017, it is voluntarily conducting an internal investigation of its China operations, BabyCare Ltd. The investigation focuses on compliance with the Foreign Corrupt Practices Act (“FCPA”) and certain conduct and policies at BabyCare, including BabyCare’s expense reimbursement policies. The Audit Committee of the Board of Directors has assumed direct responsibility for reviewing these matters and has hired experienced counsel to conduct the investigation. While the Company does not believe that the subject amounts are quantitatively material or will materially affect its financial statements, it cannot currently predict the outcome of the investigation on its business, results of operations or financial condition. The Company has voluntarily contacted the Securities and Exchange Commission and the United States Department of Justice to advise both agencies that an internal investigation is underway and intends to provide additional information to both agencies as the investigation progresses. The Company cannot currently predict the duration, scope, or result of the investigation.

Non-GAAP Financial Measures

Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Additionally, EPS results for a reporting period which exclude incremental expense related to the Company’s internal investigation in China are non-GAAP financial measures that are intended to help facilitate period-to-period comparisons of the Company’s Financial Results. Such EPS results are calculated by (i) calculating the total incremental expense related to the internal investigation after taxes; and (ii) dividing the expense by the total number of diluted shares outstanding for the applicable reporting period.

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (http://ir.usana.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, July 26, 2017, at 11:00 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia and Indonesia. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into BabyCare’s operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

1 The term “active Customers” refers to the combined total of active Associates and active Preferred Customers as of April 1, 2017. During the first quarter, we initiated our Preferred Customer Invitation Plan in the United States and, pursuant to this invitation, 16,000 active Associates in the United States became Preferred Customers. During the second quarter, we continued to evaluate offering the invitation to Associates in our other markets around the world. To avoid confusion in reporting changes in the number of active Associates and Preferred Customers as a result of this invitation plan, we are reporting total active Customers. The tables, which are part of this release, however, will continue to separately disclose the number of active Associates and active Preferred Customers.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	2-Jul-16	1-Jul-17	2-Jul-16	1-Jul-17

Net sales	$258,514	$257,063	$498,963	$512,386
Cost of sales	45,970	43,902	88,890	86,556
Gross profit	212,544	213,161	410,073	425,830

Operating expenses
Associate incentives	115,331	118,404	222,725	234,185
Selling, general and administrative	59,764	62,389	116,395	126,390

Earnings from operations	37,449	32,368	70,953	65,255

Other income (expense)	219	460	(277)	942
Earnings before income taxes	37,668	32,828	70,676	66,197

Income taxes	11,906	9,569	22,615	21,580

NET EARNINGS	$25,762	$23,259	$48,061	$44,617

Earnings per share - diluted	$1.03	$0.93	$1.92	$1.78
Weighted average shares outstanding - diluted	24,917	25,018	25,050	24,997

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	31-Dec-16	1-Jul-17
Current Assets
Cash and cash equivalents	$175,774	$229,365
Inventories	64,810	68,688
Prepaid expenses and other current assets	37,277	32,109
Total current assets	277,861	330,162

Property and equipment, net	101,267	102,534
Goodwill	16,715	16,966
Intangible assets, net	34,349	34,449
Deferred income taxes	18,292	18,081
Other assets	22,158	22,588
Total assets	$470,642	$524,780

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,040	$7,444
Other current liabilities	129,451	127,930
Total current liabilities	138,491	135,374

Deferred income taxes	5,499	4,965
Other long-term liabilities	1,365	1,299

Stockholders' equity	325,287	383,142
Total liabilities and stockholders' equity	$470,642	$524,780

	USANA Health Sciences, Inc.
	Sales by Region
	(unaudited)
	(in thousands)
	Quarter Ended
	2-Jul-16		1-Jul-17		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$131,840	51.0%	$136,702	53.2%	$4,862	3.7%	$(5,187)	7.6%
Southeast Asia Pacific	51,123	19.8%	48,665	18.9%	(2,458)	(4.8%)	(1,602)	(1.7%)
North Asia	11,261	4.3%	13,948	5.4%	2,687	23.9%	349	20.8%
Asia Pacific Total	194,224	75.1%	199,315	77.5%	5,091	2.6%	(6,440)	5.9%

Americas and Europe	64,290	24.9%	57,748	22.5%	(6,542)	(10.2%)	(981)	(8.6%)

	$258,514	100.0%	$257,063	100.0%	$(1,451)	(0.6%)	$(7,421)	2.3%

Active Associates by Region(1)
(unaudited)

	As of
	2-Jul-16		1-Jul-17

Asia Pacific
Greater China	267,000	58.0%	289,000	62.3%
Southeast Asia Pacific	88,000	19.1%	83,000	17.9%
North Asia	15,000	3.3%	20,000	4.3%
Asia Pacific Total	370,000	80.4%	392,000	84.5%

Americas and Europe	90,000	19.6%	72,000	15.5%

	460,000	100.0%	464,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.

Active Preferred Customers by Region (2)
(unaudited)

	As of
	2-Jul-16		1-Jul-17

Asia Pacific
Greater China	5,000	5.2%	5,000	4.9%
Southeast Asia Pacific	14,000	14.4%	15,000	14.5%
North Asia	10,000	10.3%	10,000	9.7%
Asia Pacific Total	29,000	29.9%	30,000	29.1%

Americas and Europe	68,000	70.1%	73,000	70.9%

	97,000	100.0%	103,000	100.0%
(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations